As filed with the Securities and Exchange Commission on February 10, 2000
                                                       Registration No. 333-____

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                    FORM S-3
                             REGISTRATION STATEMENT

                        Under the Securities Act of 1933

                                   -----------

                                KIDS STUFF, INC.
             (Exact name of Registrant as specified in its charter)


                  Delaware                                       5961                                      34-1843520
         (State or jurisdiction of                   (Primary Standard Industrial                       (I.R.S. Employer
       incorporation or organization)                Classification Code Number)                      Identification No.)

                                Kids Stuff, Inc.
                            7835 Freedom Avenue, N.W.
                            North Canton, Ohio 44720

                    (Address of principal place of business)

                   William L. Miller, Chief Executive Officer
                                Kids Stuff, Inc.
                            7835 Freedom Avenue, N.W.
                            North Canton, Ohio 44720
                                1 (330) 492-8090

               (Name, address, and telephone number of principal
                    executive offices and agent for service)

                                   Copies to:

                               Steven Morse, Esq.
                                Lester Morse P.C.
                               111 Great Neck Road
                           Great Neck, New York 11021
                                 (516) 487-1446
                              (516) 487-1452 (Fax)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement: From time to time after the effective date of this Registration Statement, as determined by the Registrant.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE



                                                                                               Proposed
                                                                       Proposed maximum         maximum
                                                                        offering price         aggregate
   Title of Securities to be registered          Amount to be            per share(2)          offering           Amount of
                                                 registered(1)                                 price(2)       registration fee

Common Stock, par value $.001                    270,000 shares              $2.30             $621,000            $172.64
per share

-------------

     (1) Includes 270,000 shares of Common Stock, par value $.001 per share, which are issuable upon exercise of a like number of Common Stock Purchase Options exercisable at $.54 per share.

     (2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              Subject to Completion

                             Dated February 10, 2000
                                                                      Prospectus

                                KIDS STUFF, INC.

                         270,000 Shares of Common Stock

         In a private transaction on January 6, 2000, we issued options to purchase our common stock to National Financial Communications Corp., a consultant. Under this prospectus, we are offering the shares of our common stock at an exercise price of $.54 per share that holders may purchase upon exercising the options.

         Our common stock is quoted on the OTC Electronic Bulletin Board and traded under the symbol "KDST."

         Our principal executive offices are located at 7835 Freedom Avenue N.W., North Canton, Ohio 44720, and our telephone number is (330) 492-8090.

         See "Risk Factors" beginning on page 5 for a discussion of certain material factors that you should consider in connection with an investment in our common stock.

                                              ----------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is February __, 2000

                                TABLE OF CONTENTS

About This Prospectus..............................2
Where You Can Find More Information................2
Prospectus Summary.................................4
Risk Factors.......................................5
Recent Developments................................9
Use of Proceeds...................................10
Special Note Regarding Forward
   Looking Statements.............................10
Plan of Distribution..............................11
Description of Securities.........................11
Unregistered Shares Eligible for
   Immediate and Future Sales.....................15
Legal Matters.....................................15
Experts...........................................15


                              ABOUT THIS PROSPECTUS

         This prospectus contains and incorporates by reference certain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition and results of operations, including, without limitation, statements under the captions "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual and quarterly reports. These forward looking statements reflect our plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. We cannot guarantee that any of such forward looking statements will be realized. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among other, the factors discussed in the section of this prospectus entitled "Risk Factors."

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities.

         o Annual Report on Form 10-KSB for the year ended December 31, 1998 (filed on April 1, 1999).

         o Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 1999.

         o A description of Kids Stuff's Common Stock included in Item 1 of Form 8-A filed in April 1997 and declared effective on June 26, 1997.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

         William L. Miller, Chief Executive Officer
         Kids Stuff, Inc.
         7835 Freedom Avenue, N.W.
         North Canton, Ohio  44720
         (330) 492-8090

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                               PROSPECTUS SUMMARY

         This summary highlights some of the information in this prospectus. It may not contain all the information that is important to you. To understand this offering fully, you should carefully read the entire prospectus and documents incorporated by reference.

         Kids Stuff, a Delaware corporation, is a specialty direct marketer which publishes four catalogs and maintains a web site which emphasizes children's hardgood products from prenatal to age three. Our publications are "Perfectly Safe," "Jeannie's Kids Club," "The Natural Baby," and "Little Feet." Our web site is accessible at www.kidsstuff.com or on Yahoo!(R) Shopping (http://shopping.yahoocom) a popular one-stop Internet shopping service and part of Yahoo!(R)s branded network of global Internet properties. We also maintain a retail store for the sale of products not sold through our catalogs and web site.

         Our principal executive offices are located at 7835 Freedom Avenue N.W., North Canton, OH 44720; our telephone number is (330) 492-8090.

                                  The Offering

Common Stock to be offered by
Kids Stuff upon exercise of Options                           270,000 Shares

Common Stock outstanding

before offering                                               3,520,856 Shares

Securities to be outstanding after the offering assuming all options granted to a consultant are exercised:

     Common Stock                                             3,790,856 Shares
     Class A Common Stock Purchase Warrants                   2,400,000 Warrants
     Series A Non-Convertible Preferred Stock                 5,000,000 Shares
     Series 1 Preferred Stock                                 460,000 Shares
     Series 1 Preferred Stock Purchase Warrants               920,000 Warrants

OTC Bulletin Board Symbols:
  Common Stock                                                KDST
  Class A Warrants                                            KDSTW
  Series 1 Preferred Stock                                    KDSPP
  Series 1 Preferred Warrants                                 KDSPW

         The number of shares of common stock to be outstanding after this offering excludes approximately 470,000 shares of common stock subject to outstanding stock options held by our officers, directors and employees.

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

We have a history of losses and limited profitability.

         Except for a net income of $402,486 for the nine months ended September 30, 1999 and $50,097 for 1997, we incurred net losses of $35,788, $521,640 and
$536,992 for 1998, 1996 and 1995, respectively. We can not guarantee that we will have future profitability.

We may need additional capital.

         Kids Stuff expects to make significant cash outlays for the foreseeable future to fund our growth and to meet Kids Stuff's debt obligations under our two-year line of credit and a 60-month long-term note totaling approximately $800,000. If our cash from operations are less than projected, we will require additional equity or debt financing in amounts that could be substantial. The type, timing and terms of financing we may select will depend upon our cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. We cannot guarantee that we will be able to find any such sources at any given time on favorable terms.

We must effectively manage our growth.

         In our  efforts  to  respond  to  changing  market  conditions,  we may experience periods of rapid expansion. In order to manage our growth effectively, we will need to maintain and improve our operating and financial systems and expand, train and manage our employee base. We must expand the capacity of our sales and distribution capabilities in order to achieve continued growth in our existing and future markets. In general, if we fail to manage growth effectively , there could be a material adverse effect on our business, financial condition and results of operations.

There are risks associated with increases in postage and paper.

         Postal rates and paper costs affect the cost of our order fulfillment and catalog and promotional mailings. We rely heavily on the rate structure of the United States Postal Service and strive for discounts for bulk mailings. Like others in the catalog industry, Kids Stuff passes along a significant portion of our shipping and handling expense, but does not pass along costs of preparing and mailing catalogs and other promotional materials. In recent years, the Postal Service has increased its rate for both the mailing of catalogs and packages. In January 1995 and January 1999, the Postal Service increased the postage rate paid by Kids Stuff by approximately 14% and 3%, respectively. Since 1994, United Parcel Service has annually increased its rates. The price of paper is dependent upon supply and demand in the marketplace. From January 1993 through December 1995, the price of paper available to us increased 95%, resulting in increased catalog production costs and contributing to operating losses in 1995. Any future significant increases in postal rates or paper costs could have a material adverse effect on our business, financial condition and results of operation.

We need to obtain new customers to maintain our growth.

         We rely on catalog circulation as the principal method of acquiring new customers by exchanging, renting and/or purchasing mailing lists. Recently, we have opened a retail store to feature our children's clothing and other merchandise which have not been sold through our catalogs or a web site for the retail sale of our products. We are dependent upon obtaining new customers through these sales efforts to replace customers whose children have outgrown the usefulness of our products. Our business is subject to the risk that these efforts to obtain new customers will be unsuccessful and/or cost prohibitive.

Our business is subject to possible change of state sales tax laws.

         Under current law, catalog retailers are permitted to make sales in states where they do not have a physical presence without collecting sales tax. The United States Congress has the power to change these laws. Since 1987, legislation has been introduced periodically in Congress which would permit states to require sales tax collection by mail order companies. To date, this proposed legislation has not been passed. Should Congress, however, pass such legislation in the future, most states could be expected to require sales tax collection by out-of-state mail order companies. This would increase the cost of purchasing our products in those states and eliminate whatever competitive advantage we may currently enjoy with respect to in-state competitors in terms of sales taxation, as well as increasing the administrative and overhead costs in connection with the collection of such sales tax.

Our business is subject to regulatory risks.

         Our business, and the catalog industry in general, is subject to regulation by a variety of state and federal laws relating to, among other things, advertising and sales taxes. The Federal Trade Commission regulates our advertising and trade practices and the Consumer Product Safety Commission has issued regulations governing the safety of the products which we sell in our catalogs. We cannot guarantee that the rules and regulations of the foregoing commissions will continue to support our operations as we presently conduct them and plan to conduct them in the future.

Our business is subject to intense competition.

         Our mail order catalog , retail clothing outlet and Internet businesses are highly competitive. These operations compete with other mail order catalogs, retail stores and web sites, including those operated by department stores, specialty stores, discount stores and mass merchants. Many of our competitors have greater financial, distribution and marketing resources than us. We cannot guarantee that Kids Stuff will be able to compete effectively with existing and potential competitors.

Our business may be subject to product liability in excess of insurance.

         Kids Stuff maintains product liability insurance of $1,000,000 per occurrence with an aggregate limit of $2,000,000. The policy is supplemented by an umbrella liability policy providing coverage of an additional $1,000,000 per occurrence and $2,000,000 in the aggregate. The policies are for a period of one year and are currently in effect through September 17, 2000. We cannot guarantee that Kids Stuff's insurance protection will be sufficient and affordable to protect Kids Stuff from potential claims relating to the use of products sold by Kids Stuff.

We are dependent upon our key personnel.

         We are dependent on the efforts of William L. Miller, Chief Executive Officer, Jeanne E. Miller, President, and a group of employees with technical and business knowledge regarding catalogs and operations. If we lose the services of one or more of these individuals, it could materially and adversely affect our business and our future prospects. Although we maintain $1,000,000 key man life insurance on each of William L. Miller and Jeanne E. Miller, such insurance may not be adequate to protect Kids Stuff from a loss of their services. Our future success will also depend on our ability to attract and retain additional management and key personnel required in connection with the growth and development of our business. If we fail to retain or attract such key personnel, there could be a material adverse impact on our business, financial condition and operations.

Our business is subject to possible conflicts of interest involving William L. Miller as Chief Executive Officer of Kids Stuff and other related companies.

     William L. Miller is Chief Executive Officer of both The Havana Group, Inc. and Duncan Hill, Inc., a principal stockholder of both Kids Stuff and The Havana Group. Conflicts of interest could potentially develop as follows:

        o to the extent that Mr. Miller is not able to devote his full-time and attention to a matter that would otherwise require the full-time and attention of a business' chief executive officer,

        o         involving competition for business opportunities,

        o involving transactions between Kids Stuff and Mr. Miller and/ or his affiliated companies, and

        o due to the relationship between Mr. Miller and Jeanne Miller as husband and wife and as directors of Kids Stuff.

         Kids Stuff has not adopted any procedure for dealing with such conflicts of interest, except that Kids Stuff's Board of Directors has adopted a policy that all new transactions between Kids Stuff and Duncan Hill, Havana or any other affiliated company must be approved by at least a majority of our disinterested directors.

Employment contracts of two executive officers contain potential adverse severance compensation.

         Employment contracts of William L. Miller and Jeanne E. Miller contain severance compensation to be paid to them in all instances other than the executive's termination for cause. The minimum amount of such severance will be equal to the sum of the executive's salary and bonus paid in the year preceding the year when such severance is to be paid. The maximum amount of such severance is equal to the base severance multiplied by 2.99. The payment of any severance compensation under any of the two employment agreements within the foreseeable future would likely have a materially adverse impact upon Kids Stuff.

We are dependent upon our data processing and telephone system.

         Our ability to effectively promote products, manage inventory, efficiently purchase, sell and ship products, and maintain cost-effective operations are each dependent upon the accuracy, capability and proper utilization of our data processing and telephone systems. We will need to enhance the capacity and capabilities of these systems from time to time to support our anticipated growth and remain competitive. Our telemarketing, customer service and management information systems functions are housed in a single facility located at our headquarters. We have a disaster recovery program through our computer and telephone systems vendors. We also create a back-up tape for off-site storage of our customer list and computer information. However, a significant disruption or loss affecting the telephone or computer systems or any significant damage to our headquarters could have a material adverse effect on our business.

All stockholders matters are controlled by Duncan Hill.

         Duncan Hill owns over 80% of our outstanding voting capital stock. As a result, Duncan Hill will remain in a position to effectively elect all of our directors and control our affairs and policies.

We have not paid dividends.

         We have not declared or paid any dividends on our common stock since the date of our inception. We intend to retain any earnings to support the growth and development of our business and we have no present intention of paying dividends in the foreseeable future, except on our preferred stock.

There is a limited public market for our common stock.

         Our common stock is traded in the OTC Electronic Bulletin Board under the symbol "KDST" and there is a limited public market for our common stock. We cannot guarantee that a liquid and established public market for our common stock will develop. If an established market does not develop, the market price and liquidity of our common stock may be adversely affected. Future sales of substantial amount of our common stock, or the perception that such sales may occur, could adversely affect the value of our common stock and could impair our ability to raise additional capital in the future through the sale of equity securities.

                               RECENT DEVELOPMENTS

         On September 21, 1999, we were pleased to expand our board of directors to five and to elect Debra P. Gibbs as an additional director of Kids Stuff. Mrs. Gibbs received her Masters of Law and Taxation in May 1980 from the University of Miami School of Law and her J.D. Degree in February 1979 from the Ohio Northern University, Ada, Oho. From 1980 - 1983, she was employed as an attorney by Aluminum Company of America in their corporate tax/legal department. From 1983- 1985, she was employed as an attorney by Firestone Tire & Rubber Company, Akron, Ohio in their tax department. From 1986-1999, she has performed various volunteer work and raised her children. During the past five years, she has not been associated with any firms outside of her volunteer work. On September 21, 1999, we granted Ms. Gibbs 10-year options to purchase 30,000 shares of our common stock at $1.33 per share. The options shall vest in four equal annual installments commencing January 1, 2000. On September 21, 1999, we canceled 360,000 options previously granted to executive officers and directors and issued an equal number of replacement options for the purpose of lowering the exercise price of all options to the then fair market value of $1.33 per share. We also granted to our employees an additional 65,000 options at the same exercise price. In January 2000, 15,000 more options were granted to our employees at the then fair market value.

         In the first quarter of 2000, we reorganized into two separate divisions, namely, "kidsstuff.com" and "Kids Stuff Catalog Company." Our decision was based on the performance of our web site, kidsstuff.com during the fourth quarter of 1999. In our first quarter of full operations, the unadvertised site generated $446,000 in gross sales and $381,000 in net sales, totaling 7.9% of our net sales for the quarter. In two out of three of our major product lines, kidsstuff.com had higher response rates than our catalog averages. We had gross sales over $3.00 per visitor to the web site, and we attribute that to a wide selection of over 3,000 quality, niche products. While we identified our web site in our catalogs during the fourth quarter, we made no attempt to advertise our web site. We believe that using our catalog circulation as an effective advertising medium will draw visitors to the web site, and that focused distribution of catalogs will benefit both catalog and web site based sales. In 1999, we distributed 9.1 million catalogs and expect to distribute more in 2000.

         On January 6, 2000, Kids Stuff agreed to issue 4,000 shares to each of Lester Morse and Steven Morse for legal services rendered. On the same date, we engaged National Financial Communications Corp. as a consultant to develop, implement and maintain an ongoing program to increase the investment community's awareness of our activities and to stimulate the investment community's interest in us. For their services, we agreed pursuant to a consultant agreement, to pay National $7,000 per month and grant options to purchase 270,000 shares at an exercise price of $.54 per share. The options shall expire three years subsequent to the termination of service of the consulting agreement. We may terminate the agreement on or before April 6, 2000 in which event one-half of the options granted to National would terminate. The registration statement of which this prospectus is a part, was filed pursuant to certain registration rights granted under the agreement.

Pricing of the Offering

         The exercise price of the options was determined by negotiations between Kids Stuff and National Financial Communications Corp. Among the factors considered in determining the price were our financial condition and prospects, the industry in which we are engaged, certain financial and operating information of companies engaged in activities similar to those of Kids Stuff and the general market condition of the securities markets. Such price does not necessarily bear any relationship to any established standard or criteria of value based upon assets, earnings, book value or other objective measures.

                                 USE OF PROCEEDS

         We will use the net proceeds, if any, from the sale of our common stock issuable upon exercise of the options for general corporate purposes.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward- looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and we cannot assure you that these projections included in these forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors, including the risk factors described above and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                              PLAN OF DISTRIBUTION

         Option holders who desire to exercise their options should provide a notice to us and submit same together with an appropriate check for the number of shares purchased, made payable to "Kids Stuff, Inc.," to our offices at 7835 Freedom Avenue N.W., North Canton, Ohio 44720, attention William L. Miller, Chief Executive Officer.

                            DESCRIPTION OF SECURITIES

PREFERRED STOCK

         Our Board of Directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Preferred Stock could adversely affect the voting power of holders of our Common Stock and could have the effect of delaying, deferring or preventing a change in control of us. We have no present plans to issue any shares of Preferred Stock other than the outstanding Series A Preferred Stock and Series 1 Preferred Stock discussed below.

SERIES A PREFERRED STOCK

         We have issued and outstanding 5,000,000 shares of Series A Preferred Stock, $.001 par value, all of which are owned by Duncan Hill. The holders of the Series A Preferred Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The Series A Preferred Stock and the Common Stock held by Duncan Hill will enable it and William L. Miller and Jeanne Miller, Chief Executive Officer and President of Kids Stuff, respectively, to maintain control of us subsequent to the completion of this Offering. The Series A Preferred Stock is not subject to redemption and has no conversion rights or rights to participate in dividend payments. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Kids Stuff, each share of Series A Preferred Stock has a liquidation preference of $.001 per share.

SERIES 1 PREFERRED STOCK

         As of the date of this prospectus, Kids Stuff has issued and outstanding 920,000 shares of Series 1 Preferred Stock with the following rights, preferences and privileges:

                  Dividends. Each Series 1 Preferred Share is entitled to cumulative annual dividends of $.495 (i.e. 9% of the liquidation preference per share) payable on the last business day of April of each year commencing April 2000 with a record date to be fixed annually by our Board of Directors subsequent to year end and prior to April 30th of each year. The first dividend payment shall be pro rated for the period from the date of issuance until December 31, 1999. Unpaid dividends will accumulate and be paid before payment of dividends on our Common Stock. We may, at our option, pay dividends in shares of Common Stock, in lieu of cash. Shares used for such purpose will be valued at the average closing sales price of our Common Stock on the OTC Electronic Bulletin Board, NASDAQ or an Exchange during the ten trading days ending on the tenth day before the dividend payment date.

                  Conversion. Commencing September 3, 2000, each Series 1 Preferred Share is convertible into two shares of Common Stock. In lieu of the issuance of fractional shares, all amounts will be rounded-up to the nearest whole number.

                  Redemption.   Commencing  September  3,  2000,  the  Series  1
         Preferred Shares are redeemable at our option, on not less than 30 days' prior written notice to registered holders at the redemption price of $7.20 per share plus accumulated dividends.

                  Voting Rights. Preferred Shares are entitled to one vote per share voting together with the Common Stock as one class, except as otherwise provided by the Delaware Corporation Law.

                  Preference on Liquidation. The Series 1 Preferred Stock will be entitled to a preference on liquidation equal to $5.50 per share plus accumulated unpaid dividends.

                  No Sinking Fund. We are not required to provide for the retirement or redemption of the Series 1 Preferred Shares through the operation of a sinking fund.

         The conversion ratio, redemption price and liquidation preference per share are subject to adjustment to protect against dilution in the event of preferred stock splits, combinations, subdivisions and reclassifications.

PREFERRED WARRANTS

         Commencing September 3, 2000 and expiring March 3, 2002 (the "Expiration Date"), each outstanding Preferred Warrant entitles the registered holder to purchase one share of our Series 1 Preferred Stock at an exercise price of $6.00 per share. Preferred Warrants may be exercised by surrendering to the warrant agent the Preferred Warrants and the payment of the exercise price in United States funds by cash or certified or bank check. No fractional shares of Series 1 Preferred Stock will be issued in connection with the exercise of Preferred Warrants. Upon exercise, we will pay to the holder the value of any such fractional shares based upon the market value of the Series 1 Preferred Stock at such time. We are required to keep available a sufficient number of authorized shares of Series 1 Preferred Stock for issuance to permit exercise of Preferred Warrants.

         In the event that we notify the holders of Series 1 Preferred Stock of our intention to redeem the Series 1 Preferred Stock, we shall after giving the holders of Preferred Warrants at least 30 days prior written notice, contemporaneously redeem Preferred Warrants at $1.20 per Warrant, subject to the holders right to exercise Preferred Warrants and convert the underlying Series 1 Preferred Stock during such notice period.

          In the event a holder of Preferred Warrants fails to exercise Preferred Warrants prior to their expiration, Preferred Warrants will expire and the holder thereof will have no further rights with respect to Preferred Warrants. A holder of Preferred Warrants does not have any rights, privileges or liabilities as a stockholder of Kids Stuff. In the event of the liquidation, dissolution or winding up of Kids Stuff, holders of Preferred Warrants are not entitled to participate in the distribution of our assets.

         The exercise price of Preferred Warrants and the number of shares issuable upon exercise of Preferred Warrants will be subject to adjustment to protect against dilution in the event of Preferred Stock dividends, Preferred Stock splits, combinations, subdivisions and reclassifications.

         Purchasers of Preferred Warrants will have the right to exercise Preferred Warrants to purchase shares of Series 1 Preferred Stock only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the jurisdictions in which the various holders of Preferred Warrants reside.

COMMON STOCK

         Kids Stuff has 25,000,000 shares of authorized Common Stock. As of the date of this prospectus, we have 3,520,856 shares of Common Stock issued and outstanding.

         Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. Subject to preferences that are applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a dissolution, liquidation or winding- up of Kids Stuff, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

CLASS A WARRANTS

         Commencing June 26, 1998 and expiring June 26, 2002, each Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $5.00 per share. Class A Warrants may be exercised by surrendering to the warrant agent the Class A Warrants and the payment of the exercise price in United States funds by cash or certified or bank check. No fractional shares of Common Stock will be issued in connection with the exercise of Class A Warrants. Upon exercise, we will pay to the holder the value of any such fractional shares based upon the market value of our Common Stock at such time. We are required to keep available a sufficient number of authorized shares of Common Stock for issuance to permit exercise of the Class A Warrants.

         We may redeem the Class A Warrants at a price of $.05 per Warrant at any time after they become exercisable and prior to their expiration by giving not less than 30 days' written notice mailed to our record holders if the closing bid price of the Common Stock has been at least $14.40 on each of the 20 consecutive trading days ending on the 5th day prior to the date on which the notice of redemption is given.

          In the event a holder of Class A Warrants fails to exercise the Class A Warrants prior to the expiration date of the Class A Warrants, the Class A
Warrants will expire and the holder thereof will have no further rights with respect to the Class A Warrants. A holder of Class A Warrants will not have any rights, privileges or liabilities as a stockholder of Kids Stuff. In the event of the liquidation, dissolution or winding up of Kids Stuff, holders of the Class A Warrants are not entitled to participate in the distribution of our assets.

         The exercise price of the Class A Warrants and the number of shares issuable upon exercise of the Class A Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications. No assurance can be given that the market price of our Common Stock will exceed the exercise price of the Class A Warrants at any time during the exercise period.

         Purchasers of the Class A Warrants will have the right to exercise the Class A Warrants to purchase shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the jurisdictions in which the various holders of the Class A Warrants reside.

OPTIONS

         We have issued to National Financial Communications Corp. options to purchase 270,000 shares exercisable at a price of $.54 per share. The options are subject to dilution to protect against stock splits, stock dividends, combinations and the like. The options expire three years from the termination of our consulting agreement with National. We have granted the Underwriter of our 1997 public offering an option to purchase 60,000 shares of Common Stock at $9.90 per share until the close of business on June 26, 2002, and the Underwriter of our 1999 public offering a warrant to purchase 40,000 units at a price of $9.075 per Unit. Each unit consists of one share of Series 1 Preferred Stock and two Series 1 Preferred Warrants exercisable at $9.90 per share. The holders of the aforesaid securities have certain rights to demand that we register the securities with the Securities and Exchange Commission under the Securities Act of 1933 for a period of five years after issuance.

Transfer Agent and Registrar

         The transfer agent, registrar and Warrant Agent for Kids Stuff's securities is American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005.

           UNREGISTERED SHARES ELIGIBLE FOR IMMEDIATE AND FUTURE SALE

         Duncan Hill, Inc. owns 2,188,075 shares of our Common Stock and 5,000,000 shares of our Series A Preferred Stock. These securities are restricted securities as that term is defined by Rule 144 of the Securities Act of 1933, as amended. Such securities may only be sold in compliance with the provision of Rule 144 unless otherwise registered by us. The possible or actual future sales of the restricted securities under Rule 144 may have an adverse effect on the market price of our common stock.

         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons who may be deemed to be affiliates of us as that term is defined under the Securities Act, is entitled to sell within any three-month period a number of shares beneficially owned for at least one year that does not exceed the greater of one percent of the then-outstanding shares of Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about us. However, a person who is not an affiliate and has beneficially owned such shares for at least two years is entitled to sell such shares without regard to the volume, manner of sale or notice requirements. No predictions can be made as to the effect, if any, that future sales of shares under Rule 144 or the availability of shares for sale will have on the then-prevailing market, if any. Sales of substantial amounts of our Common Stock pursuant to Rule 144 or otherwise may adversely affect the then-prevailing market price of our Common Stock.

                                  LEGAL MATTERS

         The validity of the securities being offered hereby will be passed upon for us by Lester Morse P.C., Suite 420, 111 Great Neck Road, Great Neck, NY 11021. Lester Morse and Steven Morse, who are members of Lester Morse P.C., each own 4,000 shares of Kids Stuff.

                                     EXPERTS

         The financial statements and any schedules of Kids Stuff incorporated by reference in this prospectus have been audited by Hausser + Taylor, LLP, independent certified public accountants, to the extent and for the periods indicated in their reports incorporated in this prospectus by reference, and are incorporated in this prospectus in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                                     PART II

Item 14.  Other Expenses of Issuance and Distribution.

         Shown below are estimates of the approximate amount of the fees and expenses we have incurred in connection with this offering.

         Securities and Exchange Commission registration fee.....................................$     173.00
         Legal and accounting fees...............................................................   15,000.00
         Printer's fees and expenses.............................................................    3,000.00
         Miscellaneous expenses..................................................................    1,827.00
                                                                                                    ---------
                  Total             .............................................................$  20,000.00
                                                                                                    =========

Item 15.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

         Article VII, Section 7, of the By-Laws of the Registrant provides for indemnification of officers, directors, employees and agents to the extent permitted under the Delaware General Corporation Law.

         The employment agreements with William L. Miller and Jeanne E. Miller each provide for their indemnification to the full extent permitted by law.

         The Registrant's Certificate of Incorporation contains a provision eliminating the personal monetary liability of directors to the extent allowed under the General Corporation Law of the State of Delaware. Under the provision, a stockholder is able to prosecute an action against a director for monetary damages only if he can show a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct, a knowing violation of law, an improper personal benefit or an illegal dividend or stock repurchase, as referred to in the provision, and not "negligence" or "gross negligence" in satisfying his duty of care. The provision, however, does not affect the availability of seeking equitable relief against a director of the Registrant. In addition, the provision applies only to claims against a director arising out of his role as a director and not, if he is also an officer, his role, as an officer or in any other capacity or to his responsibilities under any other law, such as federal securities laws.

Item 16.  Exhibits

Exhibit

Number            Description of Document

 5.1              Opinion of Lester Morse P.C. as to the legality of the securities*
 8.1              Agreement dated January 6, 2000 between National and the Registrant.
23.1              Consent of Hausser + Taylor, LLP*
23.2              Consent of Lester Morse P.C. (incorporated into Exhibit 5.1)
-------------
*  Filed herewith.

Item 17.          Undertakings

         (a) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report under Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by Kids Stuff of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether this indemnification is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of the issue.

         The undersigned Registrant hereby undertakes to:

         (c) (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 of the Securities Act, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering period.

                  (3) File a post-effective amendment to remove from recitation any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned thereunto duly authorized in the City of North Canton, Ohio, on the 10th day of February, 2000.

                                        KIDS STUFF, INC.

                                By: /s/ WILLIAM L. MILLER
                                        ------------------------------
                                        William L. Miller, Chairman of the Board
                                        and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                                 TITLE                                        DATE
-------------------------------           -----------------------------               ----------------------
/s/ WILLIAM L. MILLER                     Chairman of the Board,                        February 10, 2000
--------------------------------          Chief Executive Officer
William L. Miller                         Treasurer, Secretary and

                                          Chief Financial and
                                          Accounting Officer

/s/ JEANNE E. MILLER                      President                                     February 10, 2000
---------------------------------         and Director
Jeanne E. Miller

/s/ CLARK D. SWISHER                      Director                                      February 10, 2000
---------------------------------
Clark D. Swisher

/s/Alfred Schmidt
---------------------------               Director                                      February 10, 2000
Alfred Schmidt

/s/ Debra P. Gibbs
----------------------------              Director                                      February 10, 2000
Debra P. Gibbs